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                                                                    Exhibit 2.12

                             Contribution Agreement

     This Contribution Agreement (this "Agreement") is entered into as of _______, _______ between Aprisma Management Technologies, Inc., a Delaware corporation ("Aprisma Inc."), and Aprisma Management Technologies LLC, a Delaware limited liability company ("Aprisma LLC").

                                    RECITALS

     WHEREAS Aprisma Inc. has formed Aprisma LLC for the purpose of reorganizing its corporate structure and is the sole member of Aprisma LLC;

     WHEREAS Aprisma Inc. wishes to contribute its operating assets to Aprisma LLC on the terms set forth below; and

     WHEREAS, in exchange for the contribution by Aprisma Inc. of its operating assets, Aprisma LLC wishes to assume the operating liabilities of Aprisma Inc. on the terms set forth below;

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Aprisma Inc. and Aprisma LLC hereby agree as follows:

1. Transfer of Assets and Assumption of Liabilities. Subject to the terms and conditions herein set forth:

     1.1. Transfer of Assets. Aprisma Inc. hereby grants, transfers, conveys, assigns and delivers to Aprisma LLC and its successors and assigns, forever, all of its rights, title and interest in and to the Assets (as defined below) effective as of the date hereof. The "Assets" shall mean all properties, rights and assets, tangible and intangible, of Aprisma Inc.; provided, however, that the "Assets" shall not include those properties, rights and assets listed on Schedule A.

          1.1.1 No Warranties. The Assets transferred hereby are transferred on an "AS IS" basis, without any representations or warranties whatsoever. Without limiting the generality of the foregoing, APRISMA INC. DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

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     1.2. Assumption of Liabilities. Aprisma Inc. hereby assigns, transfers and conveys to Aprisma LLC, and in consideration for the transfer of Assets described above, Aprisma LLC hereby assumes and agrees to be responsible for and agrees to pay or perform or to cause to be paid or performed, and otherwise to discharge or cause to be discharged, all of the Liabilities (as defined below) of Aprisma Inc. other than those Liabilities listed on Schedule B. "Liabilities" shall mean all debts, liabilities or obligations, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred directly or consequential and whether due or to become due, including without limitation any liabilities arising out of applicable statutory, regulatory or common law, any contractual obligations and any obligations arising out of tort.

     1.3. Further Assurances. In furtherance of the assignment, transfer and conveyance of the Assets and the assumption of the Liabilities set forth herein, Aprisma Inc. shall execute and deliver such bills of sale, stock powers, certificates of title, assignments of contracts and intellectual property rights and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all the Assets to Aprisma LLC and Aprisma LLC shall execute and deliver to Aprisma Inc such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by Aprisma LLC.

     1.4. Inability to Assign Assets and Liabilities.
          ------------------------------------------

          1.1.1 Transfer Impediments. If and to the extent that the valid, complete and perfected transfer to Aprisma LLC of any Asset would be a violation of applicable laws or agreements or require any consent or governmental approval (a "Transfer Impediment"), unless the parties shall otherwise determine, the transfer or assignment to Aprisma LLC of such Asset shall be automatically deemed deferred and any such purported transfer shall be null and void until such time as all relevant Transfer Impediments are removed or obtained, as applicable.

          2.1.1 Beneficial Ownership. If the transfer or assignment of any asset intended to be transferred or assigned hereunder is not consummated on the date hereof due to a Transfer Impediment or otherwise, then Aprisma Inc. shall hold such Asset for the use and benefit, insofar as reasonably possible and not in violation of a Transfer Impediment, and shall take such other actions as may be reasonably requested by Aprisma LLC in order to place Aprisma LLC, insofar as reasonably possible and not in violation of a

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          Transfer Impediment, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset, inure from and after the date hereof to Aprisma LLC. If and when a Transfer Impediment which caused the deferral of a transfer of any Asset is removed or obtained, as applicable, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement.

          3.1.1 Cooperation. The parties shall cooperate and use reasonable efforts, without the requirement to make any payment or material concession, to remove or obtain, as applicable, any Transfer Impediment which prohibits the transfer or assignment of assets hereunder.

          4.1.1 Liabilities. If the assignment of a Liability to Aprisma LLC hereunder is prohibited by a Transfer Impediment, Aprisma Inc. shall continue to be bound by the relevant obligations and, unless not permitted by law or the terms of the relevant obligation, Aprisma LLC shall, as agent or subcontractor for Aprisma Inc., pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other liabilities of Aprisma Inc. thereunder. Aprisma Inc. shall, without further consideration, pay and remit, or cause to be paid or remitted, to Aprisma LLC promptly all money, rights and other consideration received by it in respect of such performance. If and when such Transfer Impediment is removed or obtained, as applicable, or such obligation shall otherwise become assignable, the transfer of the applicable Liability shall be effected in accordance with the terms of this Agreement. The parties shall cooperate and use reasonable efforts, without the requirement to make any payment or make a material concession, to remove or obtain, as applicable, any Transfer Impediment, which prohibits the assignment of any Liability hereunder.

     1.5. Compliance with Bulk Sales Laws. The parties hereby waive compliance with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement, including, without limitation, any applicable state tax law that may require notification of state taxing authorities and related actions in respect of bulk sales of assets outside of the ordinary course of business.


2.  Miscellaneous.
    -------------

     2.1. Entire Agreement. This Agreement and the other documents and instruments delivered pursuant hereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior or contemporaneous agreements, understandings,

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          negotiations and discussions, whether oral or written, of the parties with respect to such subject matter.

     2.2. Amendment. The parties hereto may amend this Agreement only by a written instrument executed by the parties hereto.

     2.3. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

     2.4. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a party hereto for all purposes hereof).

     2.5. Interpretation. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof. No rule of strict construction shall apply to or be used against any party hereto.

     2.6. Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to entitle any person or entity other than the parties and their respective transferees and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

     2.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     2.8. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

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     2.9. Further Assurances. Each party agrees to take such further action and execute, deliver and/or file such documents or instruments as are necessary to carry out the terms and purposes of this Agreement.



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     IN WITNESS WHEREOF, the undersigned have executed this instrument under seal effective as of the date first written above.


                                  APRISMA MANAGEMENT TECHNOLOGIES, INC.

                                  By: _______________________
                                      Name:
                                      Title:



                                  APRISMA MANAGEMENT TECHNOLOGIES LLC

                                  By: _______________________
                                      Name:
                                      Title:

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                                                                      Schedule A
                                                                      ----------
                                Excluded Assets
                                ---------------

[List of Excluded Assets]

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                                                                      Schedule B
                                                                      ----------
                              Excluded Liabilities
                              --------------------

[List of Excluded Liabilities]

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